David Hess Resigns as President of Rapid Link, Incorporated; Christopher J. Canfield Named President in Addition to Chief Financial Officer Duties

LOS ANGELES, CA -- November 03, 2006 -- Rapid Link, Incorporated (OTCBB: RPID), a leading provider of Internet Phone services to niche markets, announced that on October 31, 2006, David Hess submitted his resignation as President of the Company effective immediately. Mr. Hess remains on the Company's Board of Directors to further serve the Company in that capacity.

Mr. Hess leaves the Company to pursue other goals after sixteen months' tenure, during which the Company experienced over 100% in revenue growth. Mr. Hess was integral in orchestrating the successful acquisitions of Integrated Communications, Inc. and Telenational Communications, Inc.

"We wish David the best in his future endeavors," said John Jenkins, Chairman and CEO of Rapid Link. "David came to Rapid Link with one primary objective, which was to head up the turnaround effort that culminated in the successful acquisition of Telenational Communications, Inc. in May 2006. As evidenced in our recent quarterly report, it is clear that David achieved, and indeed exceeded, the goals he set out to attain."

"As I move on to new opportunities, I am very confident of Rapid Link's future as a result of the Company's recent performance, the strength of the management team and the fact that they are well positioned for the future. My support for the Company will continue at a Board level going forward," commented Mr. Hess.

The Company named Christopher J. Canfield to serve as President of Rapid Link in addition to his duties as Chief Financial Officer. "Chris is the natural choice to serve as President for our Company. He had served as President of Telenational for over five years prior to joining us as our CFO. With most of the integration of Rapid Link and Telenational completed, Chris can now focus on growing our business and bringing the combined entity to greater profitability in the near future," cited Mr. Jenkins.

About Rapid Link, Incorporated

Founded in 1997 as Dial Thru International Corporation, Rapid Link provides value-added Internet Phone (IP) communication services to customers, both domestically and internationally. Rapid Link is a leading niche market provider that has focused on the US military and other key niche markets through its proven, high-quality Internet telephony products, services and infrastructure for service providers, businesses and individuals worldwide. The Company's IP service offerings include multiple service plans which reside on Rapid Link's state of the art IP network. The Company offers PC-to-PC, PC-to-phone, and phone-to-phone calling on their unique set of IAD's -- Internet Access Device's -- that provide a new low cost phone service that is delivered through a broadband connection. Rapid Link's back office provides billing, operations management, marketing support, inventory management, accounts payable, accounts receivable, sales force automation, commission management, and trouble ticket reporting. Customers can manage their telecommunications services in a real-time environment through the Company's tested back office support structure. Rapid Link's network spans more than 15 countries on five continents. For more information, visit www.rapidlink.com.

Contact:
John A. Jenkins
CEO
(310) 566-1701